Exhibit 99.1

Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Announces New Share Repurchase Plan

SCOTTSDALE, Ariz., Dec. 20, 2011— Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced the Board of Directors authorized a share repurchase plan of up to $25 million of common stock in both open market and privately negotiated transactions. This new share repurchase plan replaces the two existing share repurchase plans, of which there was an aggregate $23.7 million remaining. The company intends to reinstate controlled open market purchases of their common stock under this new plan. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements and other prevailing market conditions. The authorization, as well as any purchases there under, may be limited or terminated at anytime without prior notice.

About Universal Technical Institute, Inc.

Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 150,000 graduates in its 46-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). To learn more about UTI and its training services, log on to www.uti.edu.

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